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                                                                   EXHIBIT 99.1

                                TBC CORPORATION
              RESTATED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME
        FOR THE FOUR QUARTERS AND THE FULL YEAR ENDED DECEMBER 31, 2003
                    (In thousands, except per share amounts)
                                  (Unaudited)

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                                          RESTATED         RESTATED           RESTATED            RESTATED            RESTATED
                                        Three Months     Three Months       Three Months        Three Months         Year Ended
                                       Ended March 31,  Ended June 30,    Ended September 30, Ended December 31,    December 31,
                                           2003             2003               2003                  2003              2003
                                       ------------     -------------     ------------------  ------------------    ------------
NET SALES                              $   256,545      $   328,843         $   362,401         $   370,742         $ 1,318,531

COST OF SALES                              181,553          219,987             247,748             235,357             884,645
                                       -----------      -----------         -----------         -----------         -----------

GROSS PROFIT                                74,992          108,856             114,653             135,385             433,886
                                       -----------      -----------         -----------         -----------         -----------

EXPENSES:

  Distribution expenses                     13,419           15,361              15,811              16,765              61,356

  Selling, administrative and retail
    store expenses                          53,125           79,539              81,154             100,942             314,760

  Interest expense - net                     1,812            2,448               2,786               3,363              10,409

  Other (income) expense - net                (512)            (907)               (869)               (259)             (2,547)
                                       -----------      -----------         -----------         -----------         -----------

    Total expenses                          67,844           96,441              98,882             120,811             383,978
                                       -----------      -----------         -----------         -----------         -----------

INCOME BEFORE INCOME TAXES                   7,148           12,415              15,771              14,574              49,908

Provision for income taxes                   2,537            4,439               5,751               4,996              17,723
                                       -----------      -----------         -----------         -----------         -----------

NET INCOME                             $     4,611      $     7,976         $    10,020         $     9,578         $    32,185
                                       ===========      ===========         ===========         ===========         ===========

EARNINGS PER SHARE -

      Basic                            $      0.22      $      0.37         $      0.46         $      0.44         $      1.49

      Diluted                          $      0.21      $      0.35         $      0.44         $      0.41         $      1.42

Weighted Average Common Shares
      Oustanding -

      Basic                                 21,378           21,590              21,759              21,871              21,649

      Diluted                               22,130           22,604              22,970              23,270              22,743
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